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                                                                  Exhibit - 12.2

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
       OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                          Mellon Financial Corporation
                              and its subsidiaries
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
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                                                                                      Year ended Dec. 31,
(dollar amounts in millions)                                       2001         2000         1999         1998         1997
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
1.   Income from continuing operations before impact
      of accounting change                                      $   436      $   756      $   742      $   610      $   529

2.   Provision for income taxes                                     239          427          431          335          286
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3.   Income from continuing operations before provision
      for income taxes and impact of accounting change
      (line 1 + line 2)                                         $   675 (a)  $ 1,183      $ 1,173 (b)  $   945      $   815
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4.   Fixed charges:
     a.  Interest expense (excluding interest on deposits)      $   393      $   512      $   534      $   441      $   371

     b.  One-third of rental expense net of income from
         subleases and amortization of debt insurance costs          46           40           41           43           36
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     c.  Total fixed charges (excluding interest on
          deposits) (line 4a + line 4b)                             439          552          575          484          407

     d.  Interest on deposits                                       430          340          355          491          459
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     e.  Total fixed charges (line 4c + line 4d)                $   869      $   892      $   930      $   975      $   866
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5.   Preferred stock dividend requirements (c)                  $     -      $     -      $     -      $    13      $    32
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6.   Income from continuing operations before provision
     for income taxes and impact of accounting change,
     plus total fixed charges:
     a.  Excluding interest on deposits (line 3 + line 4c)      $ 1,114      $ 1,735      $ 1,748      $ 1,429      $ 1,222
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     b.  Including interest on deposits (line 3 + line 4e)      $ 1,544      $ 2,075      $ 2,103      $ 1,920      $ 1,681
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7.   Ratio of earnings (as defined) to fixed charges:
     a.  Excluding interest on deposits
          (line 6a divided by line 4c)                             2.54 (a)     3.14         3.04 (b)     2.95         3.00
     b.  Including interest on deposits
          (line 6b divided by line 4e)                             1.78 (a)     2.33         2.26 (b)     1.97         1.94

8.   Ratio of earnings (as defined) to combined fixed
      charges and preferred stock dividends:
     a.  Excluding interest on deposits
          [line 6a divided by (line 4c + line 5)]                  2.54 (a)     3.14         3.04 (b)     2.88         2.78
     b.  Including interest on deposits
          [line 6b divided by (line 4e + line 5)]                  1.78 (a)     2.33         2.26 (b)     1.94         1.87
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(a)  The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for 2001 include in earnings (as defined) a $362 million pre-tax charge for fair value adjustments of venture capital investments, a $62 million pre-tax charge for streamlining and other expenses, and a $57 million pre-tax loss on the disposition of large corporate loans. Had these computations excluded these charges, the ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends would have been 3.63 excluding interest on deposits and 2.33 including interest on deposits.
(b)  The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for 1999 include in earnings (as defined) a $127 million pre-tax net gain from divestitures and $56 million pre-tax of nonrecurring expenses. Had these computations excluded these items, the ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends would have been 2.92 excluding interest on deposits and 2.18 including interest on deposits.
(c)  Preferred stock dividend requirements for all years presented represent the pretax amounts required to cover preferred stock dividends.